Exhibit 99.1

Press Release

Gulfport Energy Corporation Reports Fourth Quarter and Year-End 2013 Results

OKLAHOMA CITY (February 26, 2014) Gulfport Energy Corporation (NASDAQ: GPOR) today reported financial and operational results for the quarter and year ended December 31, 2013 and provided an update on its 2014 activities.

Financial and Operational Highlights

•	Produced full-year oil and natural gas sales volumes of 4,118,131 barrels of oil equivalent (“BOE”), or 11,283 BOE per day (“BOEPD”), during 2013, as compared to 2,572,618 BOE, or 7,029 BOEPD in 2012.

•	Recorded net income of $153.2 million, or $1.97 per diluted share, in 2013, as compared to $68.4 million, or $1.21 per diluted share, in 2012.

•	Reported adjusted net income of $4.5 million, or $0.05 per diluted share, in the fourth quarter of 2013.

•	Generated $388.4 million of EBITDA in 2013, as compared to $191.4 million in 2012.

•	Reduced unit lease operating expense for 2013 to $6.48 per BOE, as compared to $9.45 in 2012.

•	Reported year-end 2013 total proved reserves of 38.43 million BOE, as compared to 13.88 million BOE in 2012.

•	Increased its acreage position 18,080 net acres in the Utica Shale, bringing the company’s total acreage position to approximately 165,430 net acres under lease.

•	Entered into a marketing services agreement with BP North America Gas & Power for the marketing of its Utica Shale production.

•	Grizzly Oil Sands ULC (“Grizzly”), a company in which Gulfport holds an approximate 25% equity interest, achieved first steam at its first SAGD facility at Algar Lake.

•	Nine rigs are currently active in Gulfport’s core operating areas, with seven horizontal rigs in the Utica Shale and two rigs in Southern Louisiana.

Financial Results

For the fourth quarter of 2013, Gulfport reported net income of $24.3 million on oil and gas revenues of $68.3 million, or $0.30 per diluted share. For the fourth quarter of 2013, EBITDA (as defined below) was $90.7 million and cash flow from operating activities before changes in working capital was $39.7 million.

For full year 2013, Gulfport reported net income of $153.2 million on oil and gas revenues of $262.2 million, or $1.97 per diluted share. For 2013, EBITDA (as defined below) was $388.4 million and cash flow from operating activities before changes in working capital was $170.8 million.

Gulfport’s 2013 fourth quarter financial results include an aggregate non-cash loss of $16.9 million due to a hedge ineffectiveness. Excluding the impact of the hedge ineffectiveness, oil and natural gas revenues for the fourth quarter of 2013 would have been $85.2 million. Gulfport’s 2013 fourth quarter financial results also include an aggregate gain of $54.7 million in connection with Gulfport’s equity interest in Diamondback Energy, Inc. (“Diamondback”), a NASDAQ Global Select Market listed company. Associated with this taxable income was $3.0 million of income tax expense. Excluding the effects of these items, adjusted net income for the fourth quarter of 2013 would have been $4.5 million, or $0.05 per diluted share. Adjusted net income for the fourth quarter of 2013 was negatively impacted by higher than anticipated general and administrative expense, increased interest expense and lower oil realizations.

Production

For the fourth quarter of 2013, net production was 674,504 barrels of oil, 4,175,096 thousand cubic feet (“MCF”) of natural gas and 6,851,332 gallons of natural gas liquids (“NGL”), or 1,533,480 BOE. Net production for the fourth quarter of 2013 by region was 984,528 BOE in the Utica Shale, 346,736 BOE at West Cote Blanche Bay, 195,002 BOE at Hackberry and an aggregate of 7,214 BOE in the Bakken, Niobrara and other areas. For 2013, Gulfport recorded net production of 2,316,827 barrels of oil, 8,891,183 MCF of natural gas and 13,416,485 gallons of NGL, or 4,118,131 BOE.

Gulfport’s 2013 fourth quarter realized prices include an aggregate non-cash loss of $16.9 million due to a hedge ineffectiveness. Before the impact of derivatives, realized prices for the fourth quarter of 2013, including transportation costs, were $96.35 per barrel of oil, $3.45 per MCF of natural gas and $1.35 per gallon of NGL, for a total equivalent of $57.82 per BOE. Before the impact of derivatives, realized prices for the full-year 2013, including transportation costs, were $104.50 per barrel of oil, $3.73 per MCF of natural gas and $1.27 per gallon of NGL, for a total equivalent of $70.99 per BOE.

GULFPORT ENERGY CORPORATION

PRODUCTION SCHEDULE

(Unaudited)

	4Q2013	4Q2012	2013	2012
Production Volumes:
Oil (MBbls)	674.5	540.6	2,316.8	2,323.4
Natural Gas (MMcf)	4,175.1	366.3	8,891.2	1,107.7
NGL (MGal)	6,851.3	289.7	13,416.5	2,714.1
Oil equivalents (MBOE)	1,533.5	608.5	4,118.1	2,572.6
Average Realized Prices (before the impact of derivatives):
Oil (per Bbl)	$96.35	$103.81	$104.50	$106.11
Natural Gas (per Mcf)	$3.45	$3.00	$3.73	$2.91
NGL (per Gal)	$1.35	$1.01	$1.27	$0.98
Oil equivalents (BOE)	$57.82	$94.51	$70.99	$98.12
Average Realized Prices:
Oil (per Bbl)	$84.62	$101.89	$96.75	$104.46
Natural Gas (per Mcf)	$0.48	$3.00	$2.36	$2.91
NGL (per Gal)	$1.35	$1.01	$1.27	$0.98
Oil equivalents (BOE)	$44.56	$92.80	$63.68	$96.63

Subsequent to the fourth quarter of 2013, net production for the month of January 2014 averaged approximately 21,745 BOEPD. As of February 25, 2014, production for the month of February averaged approximately 25,771 BOEPD. Gulfport continues to estimate first quarter of 2014 average production to be relatively flat to the Company’s 2013 exit rate of 27,780 BOEPD.

Derivatives

The table below sets forth the company’s hedging positions as of February 26, 2014.

GULFPORT ENERGY CORPORATION

COMMODITY DERIVATIVES—HEDGE POSITION AS OF FEBRUARY 26, 2014

(Unaudited)

	Quarter Ending
	1Q2014	2Q2014	3Q2014	4Q2014
Oil (MBbls):
Swap Contracts
Volume	360	182	184	184
Price	$104.75	$101.50	$101.50	$101.50
Natural Gas (MMcf):
Swap Contracts
Volume	8,210	11,830	14,260	14,260
Price	$4.02	$4.05	$4.07	$4.07

	Year Ending
	2014	2015	2016
Oil (MBbls):
Swap Contracts
Volume	910	—	—
Price	$102.79	—	—
Natural Gas (MMcf):
Swap Contracts
Volume	48,560	54,750	9,380
Price	$4.06	$4.08	$4.02
Swaption Contracts
Volume	—	9,125	3,025
Price	—	$4.10	$4.10

Year-End 2013 Reserves

Gulfport reported year-end 2013 total proved reserves of 38.43 million BOE, consisting of 14.02 million barrels (“MMBBL”) of oil and natural gas liquids and 146.45 billion cubic feet (“BCF”) of natural gas. At year-end 2013, 64.8% of Gulfport’s proved reserves were classified as proved developed reserves. Gulfport’s year-end total proved reserves increased 177% over 2012. See “General Reserve Information” below.

GULFPORT ENERGY CORPORATION

DECEMBER 31, 2013 NET RESERVES

(Unaudited)

	Oil	Natural Gas	Oil Equivalent
	MMBBL	BCF	MMBOE
Proved Developed Producing	6.51	93.55	22.10
Proved Developed Non-Producing	2.63	1.00	2.80
Proved Undeveloped	4.88	51.89	13.53

Total Proved Reserves	14.02	146.44	38.43

Probable Reserves	15.94	170.62	44.38

Total Proved and Probable Reserves	29.96	317.06	82.81

The following table provides Gulfport’s 2013 total proved reserves by major operating areas:

GULFPORT ENERGY CORPORATION

DECEMBER 31, 2013 TOTAL PROVED RESERVES

(Unaudited)

2013
MMBOE
Utica	32.35
Southern Louisiana	5.76
Niobrara	0.21
Other	0.11

Total Proved Reserves	38.43

In accordance with SEC guidelines (“SEC Case”), at year-end 2013, reserve calculations were based on the average first day of the month price for the prior 12 months. The prices utilized for Gulfport’s year-end 2013 reserve report were $96.78 per barrel of oil and $3.67 per MMBTU of natural gas, in each case as adjusted by lease for transportation fees and regional price differentials. Utilizing these prices, the present value of Gulfport’s total proved reserves discounted at 10% (referred to as “PV-10”) was $697 million at December 31, 2013. The PV-10 value of our total proved and probable reserves was $1.3 billion at December 31, 2013. PV-10 is a non-GAAP measure because it excludes income tax effects. Management believes that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and gas companies. PV-10 is not a measure of financial or operating performance under GAAP. PV-10 should not be considered as an alternative to the standardized measure as defined under GAAP. We have included a reconciliation of PV-10 of proved reserves to the most directly comparable GAAP measure-standardized measure of discounted future net cash flows. With respect to the pre-tax PV-10 amounts for probable reserves, there does not exist any directly comparable GAAP measure, and such amount does not purport to present the fair value of Gulfport’s probable reserves.

GULFPORT ENERGY CORPORATION

DECEMBER 31, 2013 PV-10

SEC Case
($MM)
Proved Developed Producing	$437
Proved Developed Non-Producing	$111
Proved Undeveloped	$149

Total Proved Reserves	$697

Probable Reserves	$577

Total Proved and Probable Reserves	$1,274

The following table reconciles the standardized measure of future net cash flows to the PV-10 value of Gulfport’s proved reserves:

GULFPORT ENERGY CORPORATION

DECEMBER 31, 2013 PV-10 RECONCILIATION

(Unaudited)

SEC Case
($MM)
Standardized measure of discounted future net cash flows (1)	$578
Add: Present value of future income tax discounted at 10%	$118

PV-10 value	$697

¹	The standardized measure represents the present value of estimated future cash inflows from proved oil and natural gas reserves, less future development, abandonment, production, and income tax expenses, discounted at 10% per annum to reflect timing of future cash flows and using the same pricing assumptions as were used to calculate PV-10. Standardized measure differs from PV-10 because standardized measure includes the effect of future income taxes.

Grizzly Oil Sands Reserves and Resource

Third party engineers GLJ Petroleum Consultants Ltd. (“GLJ”) has provided an assessment report to Grizzly estimating that effective December 31, 2013, Grizzly has 67 million barrels of proved reserves, 204 million barrels of probable reserves, and 3.1 billion barrels of best estimate (P50) contingent resource.

The following table summarizes GLJ’s determination of Grizzly’s reserves and resources effective December 31, 2013.

Reserves and Resources	Grizzly Working Interest Recoverable Volumes (Millions of Barrels)
Proved Reserves	67
Probable Reserves	204

Proved + Probable (2P) Reserves	271
Best Estimate (P50) Contingent Resource	3,112

The GLJ reserve and resource assessment report was prepared in accordance with National Instrument 51-101 using the best practices detailed in the Canadian Oil and Gas Evaluation Handbook and not in accordance with the SEC guidelines. For important qualifications and limitations relating to these oil sands reserves and resources, please see “General Reserve Information” and “Oil Sands Reserves & Resources Notes” below.

Operational Update

Utica Shale

In the Utica Shale, Gulfport spud 52 gross (39 net) wells during 2013 and at present, Gulfport has seven horizontal rigs drilling in the play.

Gulfport has entered into a binding letter of intent with Rhino Resources Partners LP (“Rhino”) to acquire approximately 8,200 net acres and approximately 1,000 BOEPD of production in the Utica Shale of Eastern Ohio for a total purchase price of $185 million, subject to closing adjustments. Gulfport plans to purchase all rights, title, and interest in leasehold and mineral interests covered by all oil and gas leases owned by Rhino in the Utica Shale in Eastern Ohio, together with all wells, production, data, equipment, contracts permits and privileges relating to the ownership of such properties. Gulfport is the operator of substantially all of this acreage. Proforma for this transaction, since November 2013 Gulfport has increased its acreage position in the core of the play, adding approximately 18,080 net acres, bringing the company’s total acreage position to approximately 165,430 net acres under lease in the Utica Shale. Gulfport plans to fund these acreage acquisitions from existing cash on hand.

Gulfport announced today it has entered into a comprehensive marketing services agreement with BP North America Gas & Power (“BP”), the leading energy marketer in North America. Under the agreement, Gulfport has engaged BP to market all Utica Shale production for the Company through multiple firm outlets while offering access to numerous pricing hubs. Gulfport is provided flow assurance by joining efforts with BP, allowing the Company to focus on core competencies.

Canadian Oil Sands

In the Canadian Oil Sands, Grizzly achieved first steam at its first SAGD facility at Algar Lake during the fourth quarter of 2013. Continuous operation of the main boiler and steam injection into the reservoir commenced in January 2014. Grizzly expects first production at Algar Lake during the first quarter of 2014. At Grizzly’s May River project area, during the fourth quarter of 2013, Grizzly submitted an initial 12,000 barrel per day SAGD development application with the regulatory authorities covering the eastern portion of the May River lease.

In 2013, Grizzly continued to advance its rail marketing strategy. Construction of a 15,000 bbl/d truck to rail transloading facility at Windell Alberta, proximate to its May River lease, commenced during the fourth quarter. Construction is expected to be completed and ready for operation to ship Algar Lake production by the end of the first quarter in 2014. Engineering design work was advanced and development permits filed during the fourth quarter of 2014 for the 40,000 bbl/d rail/barge Paulina transloading terminal project located on the lower Mississippi River adjacent to the Gulf Coast refinery market.

Southern Louisiana

At its West Coast Blanche Bay and the Hackberry fields, Gulfport drilled 40 wells during 2013, completing 36 wells as productive with two wells still being drilled and one waiting on completion at year-end and one well as nonproductive. In addition, Gulfport performed 150 recompletions at the fields. At present, Gulfport has two rigs active in Southern Louisiana drilling ahead on the third and fourth wells of 2014.

Executive and Director Search Process

In connection with the Company’s search for a Chief Executive Officer, Gulfport’s Board of Directors has engaged Preng & Associates to assist the Board in its search. The search process will include a review of internal and external candidates.

In addition, Gulfport’s Board of Directors has engaged Preng & Associates to advise in the Board’s search for directors to fill existing vacancies and a potentially expanded Board. The Board is actively pursuing candidates with industry experience and strong technical orientation that will be additive to Gulfport’s current Board of Directors and assist the Company in driving operational excellence and long-term stockholder value.

Strategic Alternatives for Oilfield Services Interests

Gulfport is currently evaluating strategic alternatives with respect to certain oilfield service entities in which Gulfport owns an interest. A Registration Statement on Form S-1 has been submitted on a confidential basis to the Securities and Exchange Commission in connection to these interests. Gulfport may choose to pursue an initial public offering of these interests later this year subject to market conditions.

2014 Guidance

Gulfport continues to estimate full year 2014 production to be in the range of 50,000 BOEPD to 60,000 BOEPD. Capital expenditures for exploration and production activities in 2014 are estimated to be in the range of $675 million to $725 million. Additionally, Gulfport anticipates spending approximately $225 million to $275 million on leasehold acquisitions in the Utica Shale during 2014.

GULFPORT ENERGY CORPORATION

COMPANY GUIDANCE

Year Ending
12/31/2014
Forecasted Production (BOE per day)
Utica	44,500 - 54,500
South Louisiana	~5,500

Average Daily Oil Equivalent	50,000 - 60,000
Total Equivalent - MMBOE	18.25 - 21.90
Projected Cash Operating Costs per BOE
Lease Operating Expense - $/BOE	$2.00 - $3.00
Transportation, Processing & Marketing - $/BOE	$2.50 - $3.50
Production Taxes - % of Revenue	4% - 6%
General and Administrative - $/BOE	$1.25 - $2.25
Interest - $MM/Quarter	$4.0 - $4.5
Depreciation, Depletion and Amortization per BOE	$21.00 - $24.00
Budgeted Capital Expenditures - In Millions:
Utica	$594 - $634
Southern Louisiana	$66 - $71
Grizzly	$15 - $20

Total Budgeted E&P Capital Expenditures	$675 - $725
Budgeted Leasehold Expenditures - In Millions:	$225 - $275

Presentation

An updated presentation has been posted to the Company’s website. The presentation can be found at www.gulfportenergy.com under the “Webcasts & Presentations” section on the “Investor Relations” page. Information on the Company’s website does not constitute a portion of this press release.

Conference Call

Gulfport will hold a conference call on Thursday, February 27, 2014 at 8:00 a.m. CST to discuss its fourth quarter and full-year 2013 financial and operational results and to provide an update on the Company’s recent activities. Interested parties may listen to the call via Gulfport’s website at www.gulfportenergy.com or by calling toll-free at 877-291-1287 or 973-409-9250 for international callers. The passcode for the call is 35466437. A replay of the call will be available for two weeks at 855-859-2056 or 404-537-3406 for international callers. The replay passcode is 35466437. The webcast will be archived on the Company’s website and can be accessed on the Company’s “Investor Relations” page.

About Gulfport

Gulfport is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located in the Utica Shale of Eastern Ohio and along the Louisiana Gulf Coast. In addition, Gulfport holds a sizeable acreage position in the Alberta Oil Sands in Canada through its 24.9% interest in Grizzly Oil Sands ULC, has an equity interest in Diamondback Energy Inc., a NASDAQ Global Select Market listed company, and has an interest in an entity that operates in Southeast Asia, including the Phu Horm gas field in Thailand.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Gulfport expects or anticipates will or may occur in the future, future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, market conditions, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market, credit or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. Gulfport has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus interest expense, income tax expense, accretion expense and depreciation, depletion and amortization. Cash flow from operating activities before changes in operating assets and liabilities is a non-GAAP financial measure equal to cash provided by operating activities before changes in operating assets and liabilities. Adjusted net income available is a non-GAAP financial measure equal to pre-tax net income plus loss from hedge ineffectiveness, less income in connection with Gulfport’s equity interest in Diamondback and income tax expense. The Company has presented EBITDA because it uses EBITDA as an integral part of its internal reporting to measure its performance and to evaluate the performance of its senior management. EBITDA is considered an important indicator of the operational strength of the Company’s business. EBITDA eliminates the uneven effect of considerable amounts of non-cash depletion, depreciation of tangible assets and amortization of certain intangible assets. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, the Company believes that EBITDA provides useful information to its investors regarding its performance and overall results of operations. EBITDA, adjusted net income, and cash flow from operating activities before changes in operating assets and liabilities are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA, adjusted net income and cash flow from operating activities before changes in operating assets and liabilities are not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA, adjusted net income and cash flow from operating activities before changes in operating assets and liabilities presented in this press release may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in the Company’s various agreements.

General Reserve Information Notes:

Prior to 2010, the Securities and Exchange Commission generally permitted oil and gas companies, in their filings, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Beginning with year-end reserves for 2009, the SEC permits the optional disclosure of probable and possible reserves. We have elected not to disclose our probable and possible reserves in our filings with the SEC. We may use the terms “unrisked resource potential,” “unrisked resource,” “contingent resource,” or “EUR,” or other descriptions of volumes of hydrocarbons to describe volumes of resources potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines prohibit us from including in filings with the SEC. “Unrisked resource potential,” “unrisked resource,” “contingent resource,” or “EUR,” do not reflect volumes that are demonstrated as being commercially or technically recoverable. Even if commercially or technically recoverable, a significant recovery factor would be applied to these volumes to determine estimates of volumes of proved reserves. Accordingly, these estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the Company. The methodology for “unrisked resource potential,” “unrisked resource,” “contingent resource,” or “EUR,” may also be different than the methodology and guidelines used by the Society of Petroleum Engineers and is different from the SEC’s guidelines for estimating probable and possible reserves.

Oil Sands Reserves and Resource Notes:

(1)	Proved Reserves are defined in the Canadian Oil and Gas Evaluation Handbook (the “COGE Handbook”) as those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated Proved reserves.

(2)	Probable Reserves are defined in the COGE Handbook as those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

(3)	Contingent Resources are defined in the COGE Handbook as those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations using established technology or technology under development, but which are not currently considered to be commercially recoverable due to one or more contingencies.

(4)	Best Estimate as defined in the COGE Handbook is considered to be the best estimate of the quantity that will actually be recovered from the accumulation. If probabilistic methods are used, this term is a measure of central tendency of the uncertainty distribution (P50).

(5)	It should be noted that Proved Reserves, Probable Reserves and Contingent Resources involve different risks associated with achieving commerciality. There is no certainty that it will be commercially viable for Grizzly to produce any portion of the Contingent Resources.

Investor & Media Contact:

Paul Heerwagen

pheerwagen@gulfportenergy.com

405-242-4888

Jessica Wills

jwills@gulfportenergy.com

405-242-4421

GULFPORT ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(In thousands, expect share data)		(In thousands, expect share data)
Revenues:
Oil and condensate sales	$57,078	$55,075	$224,129	$242,708
Gas sales	2,001	1,098	21,015	3,225
Natural gas liquids sales	9,253	294	17,081	2,668
Other income	(265)	136	528	325

	68,067	56,603	262,753	248,926

Costs and expenses:
Lease operating expenses	8,356	6,107	26,703	24,308
Production taxes	6,552	6,729	26,933	28,957
Midstream transportation, processing and marketing	5,090	260	11,030	443
Depreciation, depletion and amortization	37,066	20,325	118,880	90,749
General and administrative	7,948	4,438	22,519	13,808
Accretion expense	188	169	717	698
(Gain) loss on sale of assets	(59)	(7,300)	508	(7,300)

	65,141	30,728	207,290	151,663

INCOME FROM OPERATIONS:	2,926	25,875	55,463	97,263

OTHER (INCOME) EXPENSE:
Interest expense	8,125	5,828	17,490	7,458
Interest income	(86)	(35)	(297)	(72)
Income from equity method investments	(50,418)	(10,115)	(213,058)	(8,322)

	(42,379)	(4,322)	(195,865)	(936)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	45,305	30,197	251,328	98,199
INCOME TAX EXPENSE	21,027	10,849	98,136	26,363

INCOME FROM CONTINUED OPERATIONS	24,278	19,348	153,192	71,836

DISCONTINUED OPERATIONS
Loss on disposal of Belize properties, net of taxes	—	3,465	—	3,465

NET INCOME	$24,278	$15,883	$153,192	$68,371

NET INCOME PER COMMON SHARE:
Basic net income from continuing operations per share	$0.30	$0.34	$1.98	$1.28
Basic net income from discontinued operations, net of tax, per share	$—	$(0.06)	$—	$(0.06)

Basic net income per share	$0.30	$0.28	$1.98	$1.22

Diluted net income from continuing operations per share	$0.30	$0.34	$1.97	$1.27
Diluted net income from discontinued operations, net of tax, per share	$—	$(0.06)	$—	$(0.06)

Diluted net income per share	$0.30	$0.28	$1.97	$1.21

Basic weighted average shares outstanding	81,591,287	56,751,919	77,375,683	55,933,354
Diluted weighted average shares outstanding	82,030,579	57,248,931	77,861,646	56,417,488

GULFPORT ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	December 31,
	2013	2012
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$458,956	$167,088
Accounts receivable—oil and gas	58,824	25,615
Accounts receivable—related parties	2,617	34,848
Prepaid expenses and other current assets	2,581	1,506
Deferred tax asset	6,927	—
Short-term derivative instruments	324	664
Note receivable—related party	875	—

Total current assets	531,104	229,721

Property and equipment:
Oil and natural gas properties, full-cost accounting, $950,590 and $626,295 excluded from amortization in 2013 and 2012, respectively	2,477,178	1,611,090
Other property and equipment	11,131	8,662
Accumulated depletion, depreciation, amortization and impairment	(784,717)	(665,884)

Property and equipment, net	1,703,592	953,868

Other assets:
Equity investments ($178,708 and $151,317 attributable to fair value option in 2013 and 2012, respectively)	440,068	381,484
Derivative instruments	521	—
Other assets	17,851	13,295

Total other assets	458,440	394,779

Total assets	$2,693,136	$1,578,368

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$190,707	$110,244
Asset retirement obligation—current	795	60
Short-term derivative instruments	12,280	10,442
Current maturities of long-term debt	159	150

Total current liabilities	203,941	120,896

Long-term derivative instruments	11,366	—
Asset retirement obligation—long-term	14,288	13,215
Deferred tax liability	114,275	18,607
Long-term debt, net of current maturities	299,028	298,888
Other non-current liabilities	—	354

Total liabilities	642,898	451,960

Commitments and contingencies	—	—
Preferred stock, $.01 par value; 5,000,000 authorized, 30,000 authorized as redeemable 12% cumulative preferred stock, Series A; 0 issued and outstanding	—	—
Stockholders’ equity:
Common stock—$.01 par value, 200,000,000 authorized, 85,177,532 issued and outstanding in 2013 and 67,527,386 in 2012	851	674
Paid-in capital	1,813,058	1,036,245
Accumulated other comprehensive loss	(9,781)	(3,429)
Retained earnings	246,110	92,918

Total stockholders’ equity	2,050,238	1,126,408

Total liabilities and stockholders’ equity	$2,693,136	$1,578,368

GULFPORT ENERGY CORPORATION

RECONCILIATION OF EBITDA AND CASH FLOW

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(In thousands)		(In thousands)
Net Income	$24,278	$15,883	$153,192	$68,371
Interest expense	8,125	5,828	17,490	7,458
Income tax expense	21,027	8,612	98,136	24,126
Accretion expense	188	169	717	698
Depreciation, depletion, and amortization	37,066	20,325	118,880	90,749

EBITDA	$90,684	$50,817	$388,415	$191,402

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(In thousands)		(In thousands)
Cash provided by operating activity	$50,035	$33,282	$191,065	$199,158
Adjustments:
Changes in operating assets and liabilities	(10,378)	2,226	(20,269)	(20,343)

Operating Cash Flow	$39,657	$35,508	$170,796	$178,815

GULFPORT ENERGY CORPORATION

RECONCILIATION OF ADJUSTED NET INCOME

(Unaudited)

Three Months Ended December 31,
2013
(In thousands)
Pre-tax net income	$45,305
Adjustments:
Loss from hedge ineffectiveness	16,879
Diamondback income on equity investment	(54,727)

Pre-tax net income excluding adjustments	$7,457

Tax expense excluding adjustments	2,983
Adjusted net income	$4,474

Adjusted net income per common share:
Basic	$0.05

Diluted	$0.05

Basic weighted average shares outstanding	81,591,287
Diluted weighted average shares outstanding	82,030,579